Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton / Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA RAISES GUIDANCE FOR THE SECOND QUARTER AND FULL YEAR 2005

San Jose, Calif. - June 8, 2005 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that it is raising its financial guidance for the second quarter and full year of 2005.

Tessera is increasing its projected second quarter 2005 Total Revenue guidance to now range between $21.3 million to $21.7 million, as compared to previous guidance given on April 21st of $16.5 million to $17.0 million. Included in this revised guidance is approximately $5.0 million of Other Intellectual Property Revenue representing payments for past production. The expense guidance range has changed to be approximately $11.0 million from $10.7 million to $11.0 million given on April 21st, while the company’s cash tax guidance is expected to range from six to seven percent of revenue as compared to previous guidance of three to four percent of revenue. The increased tax rate relates to the sources of the increased revenue. The company’s projected book tax rate of 36 percent is unchanged from previous guidance.

Tessera is also updating its projected annual 2005 Total Revenue guidance to now range between $92 million and $94 million, as compared to previous guidance of $89 million to $91 million. Annual expense guidance of $46 million to $47 million is unchanged, while cash tax guidance is expected to range from four to five percent of revenue, as compared to previous guidance of three to four percent. Third quarter guidance, when issued, will only include revenue from agreements signed at that time, according to Tessera’s established process for providing guidance.

Bruce McWilliams, Tessera’s chairman and chief executive officer, said “We are revising our second quarter and full year guidance upwards based upon larger than expected payments from existing customers for past production, as well as better than expected royalty payments in the second quarter. The increase in our revenue guidance is partially offset by lower Product Development Services Revenue, which we expect to be down slightly sequentially from the first quarter, as it is taking us longer than expected to complete some customer funded technical development programs, but long term we see this business continuing to grow. The results speak to the ongoing adoption of Tessera’s technology by the market, and the past production payments reflect the prevalence of Tessera’s technology in past years.”

Tessera’s Total Revenue consists of IP, Other IP, and Product Development Services Revenue.

•	Total IP Revenue includes IP Revenue and Other IP Revenue.

•	IP Revenue consists of royalties and one-time licensing fees from new customers.

•	Other IP Revenue represents payments for products manufactured in past periods.

About Tessera, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2005 include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip and the Tessera logo are registered trademarks and MicroZ is a trademark of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.